Exhibit 99.1

KAREN L. PARKHILL NAMED A COMERICA VICE CHAIRMAN,

ASSUMES ROLE OF CHIEF FINANCIAL OFFICER (CFO)

IN FOURTH QUARTER 2011

Elizabeth S. Acton Plans to Retire in April 2012

DALLAS/July 27, 2011 — Comerica Incorporated (NYSE: CMA) today announced that Karen L. Parkhill, 45, will be a new Vice Chairman. Parkhill will become a member of Comerica’s Management Policy Committee, and will report to Ralph W. Babb Jr., chairman and chief executive officer.

Initially, Parkhill will assume administrative responsibilities for the Service Company (includes Information Services, Enterprise Payments, Commercial Lending Services, Corporate Real Estate & Security, and Administrative Services), Corporate Planning and Development, and Corporate Compliance and Financial Intelligence.  Immediately following the filing of Comerica’s Form 10-Q for the third quarter 2011, it is anticipated that she will assume the additional role of Chief Financial Officer, succeeding Elizabeth S. Acton, 60, Executive Vice President and Chief Financial Officer, who plans to retire in April 2012.  As CFO, Parkhill will assume direct management of Finance, including Accounting, Business Finance, Investor Relations, Treasury and Economics and have responsibility, as well, for reporting fourth quarter 2011 results and for all financial reporting thereafter.

Acton joined Comerica in April 2002. Prior to joining Comerica, Acton was vice president-treasurer at Ford Motor Company, where she had responsibility for worldwide automotive and financial services treasury activities.

“Beth Acton has been an invaluable member of Comerica’s management team, adhering to high ethical and professional standards while leading positive change at Comerica,” said Babb. “She and her Finance team helped guide our company through one of the most challenging economic environments in modern history.  Beth will work with Karen over these next several months to ensure a smooth transition of Finance responsibilities. We look forward to having Karen join us, as her significant experience in commercial banking financial operations, including the integration of acquired assets and companies, and strong organizational leadership skills, will be a tremendous asset to us going forward.”

Parkhill will be joining Comerica on August 8, 2011, from JP Morgan Chase and Co., where she most recently served as Chief Financial Officer for the Commercial Banking business, a position she held since 2007.  She joined JP Morgan in 1992 in the Investment Bank and held various positions of increasing scope and responsibility, from an Associate in the Mergers and Acquisitions Group to a Managing Director in the Investment Banking Coverage Group.

Parkhill’s financial services experience spans nearly 25 years, and includes time in Dallas, Texas, where she began her career as an analyst at a company (Rauscher Pierce Refsnes, Inc., now known as Dain Rauscher) that would become one of the largest security firms in the nation.

Parkhill earned bachelor’s degrees in business administration and mathematics from Southern Methodist University in Dallas and an MBA from the University of Chicago Booth School of Business.

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KAREN L. PARKHILL NAMED A COMERICA VICE CHAIRMAN / ELIZABETH S. ACTON PLANS TO RETIRE IN APRIL 2012 - 2

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $54.1 billion at June 30, 2011. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contact:	Investor Contacts:
Wayne Mielke	Darlene Persons
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Tracy Fralick
(214) 462-6834